Exhibit 99.2

MeiraGTx Reports Fourth Quarter and Full Year 2024 Financial and Operational Results and Recent Business Updates

-Today announced strategic collaboration with Hologen AI, including a $200 million upfront payment to MeiraGTx and the formation of a joint venture, Hologen Neuro AI Ltd, with a further $230 million in capital committed to initially focus on expediting Phase 3 clinical development of AAV-GAD for Parkinson’s disease

-MeiraGTx and Hologen have created the first neuro-AI clinical drug development company to transform the discovery and development of therapies targeting CNS circuitry in neurodegenerative and neuropsychiatric disorders

-Announced positive data from randomized, double blind, sham-controlled clinical bridging study of AAV-GAD for the treatment of Parkinson’s disease demonstrating significant benefits in Unified Parkinson’s Disease Rating Scale (UPDRS) Part 3 and Parkinson’s Disease Questionnaire (PDQ-39)

-Granted FDA Regenerative Medicine Advanced Therapy (RMAT) designation for AAV2-hAQP1 for the treatment of Grade 2/3 radiation-induced xerostomia (RIX)

-Efficacy data of rAAV8.hRKp.AIPL1 for the treatment of LCA4 published in The Lancet; unprecedented responses observed in 100% of LCA4 children and MeiraGTx intends to submit a Marketing Authorization Application (MAA) under exceptional circumstances with MHRA, and follow a parallel pathway to BLA with the FDA this year

-Received FDA Rare Pediatric Disease Designations (RPDD) for four potential therapies for rare inherited retinal diseases (IRDs) including rAAV8.hRKp.AIPL1 for LCA4

-Received from HPRA and MHRA additional clinical and commercial licensures in Ireland and UK for Shannon and London GMP viral vector manufacturing facilities as well as QC facilities

LONDON and NEW YORK, March 13, 2025 (GLOBE NEWSWIRE) -- MeiraGTx Holdings plc (Nasdaq: MGTX), a vertically integrated, clinical stage genetic medicines company, today announced financial and operational results for the fourth quarter and full-year ended December 31, 2024, and provided a corporate update.

“MeiraGTx demonstrated excellent execution in 2024, marked by significant advancements across each of our late stage clinical programs as well as our end-to-end manufacturing capabilities, achieving multiple positive clinical and regulatory milestones,” said Alexandria Forbes, Ph.D., president and chief executive officer of MeiraGTx. “This extraordinary progress has continued in 2025 with today’s announcement of a strategic collaboration with Hologen which includes a $200 million cash upfront payment to MeiraGTx, and the formation of a joint venture, Hologen Neuro AI Ltd, with an additional $230 million committed capital from Hologen. The joint venture will initially be focused on increasing the robustness, efficiency and probability of success of the AAV-GAD Phase 3 clinical study. Hologen is a world-leading developer of multi-modal generative AI foundation models using large real-world clinical and research data sets from multiple modalities for clinical medicine and pharmaceutical drug development. The use of Hologen’s AI technology applied to MeiraGTx’s Phase 2 clinical data sets in Parkinson’s disease has already significantly de-risked the AAV-GAD program and identified disease modifying changes in the physiology of the brain in response to AAV-GAD treatment.”

Dr. Forbes continued, “In forming this joint venture, MeiraGTx and Hologen have created the first neuro-AI clinical drug development company in which pioneering technologies from both companies will be deployed to transform the discovery and development of therapies targeting CNS circuitry to advance the development of drugs with meaningful impact on neurodegenerative and neuropsychiatric diseases which have been largely intractable to effective treatment to date.”

“We have also achieved excellent progress with our pivotal stage AAV2-hAQP1 treatment for radiation-induced xerostomia (RIX),” stated Dr. Forbes. “AAV2-hAQP1 was granted Regenerative Medicine Advanced Therapy (RMAT) designation for Grade 2/3 RIX in December 2024 by the U.S. Food and Drug Administration (FDA), reinforcing the strength of our clinical data and its potential to significantly improve the lives of xerostomia patients. We anticipate data from the ongoing pivotal study, using material manufactured in-house at MeiraGTx, to support a potential BLA filing in 2026.”

“Turning to ophthalmology, we are incredibly excited to see the transformative effect of treatment with rAAV8.hRKp.AIPL1 in 100% of the young children who received this genetic medicine,” said Dr. Forbes. “LCA4 is one of the most severe forms of inherited blindness and the results from these 11 young children are truly remarkable and unrivalled in treatment benefit. With these truly exceptional clinical results in hand, along with our in-house manufacturing process, we anticipate filing with the UK’s Medicines and Healthcare products Regulatory Agency (MHRA) for approval under exceptional circumstances, and taking a parallel path with the FDA and other global regulators this year in order to expedite access to this truly transformative medicine to LCA4 babies globally. We also received multiple regulatory designations granted to four different IRD programs in 2024, including rAAV8.hRKp.AIPL1 for LCA4.”

Dr. Forbes continued, “We accomplished a great deal in 2024, and we have started 2025 in a very strong position with a continuing commitment to drive innovation in genetic medicine, address the severe unmet needs of our patients with both rare and common diseases, and create value for our shareholders.”

Recent Development Highlights

Strategic Collaboration with Hologen AI:

•	MeiraGTx will receive $200 million in upfront cash consideration at closing.
•

MeiraGTx and Hologen will form a joint venture, Hologen Neuro AI Ltd, with additional committed funding from Hologen of up to $230 million into the joint venture to finance the development of the AAV-GAD program in Parkinson’s disease to commercialization, as well as other locally-delivered therapies to the CNS.

•	The joint venture, Hologen Neuro AI Ltd, will use Hologen’s proprietary multi-modal generative foundation models (LMMs).
•	MeiraGTx will hold a 30% ownership in the joint venture and will lead all clinical development and manufacturing.
•

Hologen Neuro AI Ltd will enter into both clinical and commercial manufacturing supply agreements with MeiraGTx for exclusive manufacturing of AAV-GAD and other locally-delivered genetic medicines targeting the CNS.

•

Hologen will own a minority stake in MeiraGTx’s manufacturing subsidiary and will contribute a portion of the annual funding and deploy Hologen’s world leading generative AI capabilities to further accelerate the optimization of MeiraGTx’s proprietary manufacturing capabilities.

AAV-GAD for the Treatment of Parkinson’s Disease:

•	Announced positive data in October 2024 from randomized, sham-controlled clinical bridging study of AAV-GAD for the treatment of Parkinson’s disease.
•	The primary study objective of safety and tolerability was met.
•	Significant and clinically meaningful improvements from baseline demonstrated for key efficacy endpoints at 26 weeks.
•	Significant improvement of 18 points in Unified Parkinson’s Disease Rating Scale (UPDRS) Part 3 in the high dose group at 26 weeks (p=0.03).
•	Significant improvement in the Parkinson’s Disease Questionnaire (PDQ-39) score, a key quality of life measure, for both the high and low dose groups at 26 weeks.

AAV2-hAQP1 for the Treatment of Xerostomia:

•	In December 2024, MeiraGTx was granted RMAT Designation by the FDA for AAV2-hAQP1 for the treatment of Grade 2/3 RIX.
•

RMAT designation includes the benefits of the Fast Track and Breakthrough Therapy designations, allows frequent regulatory interactions with the FDA, and potential routes to accelerated approval and Priority Review.

•

The Company has gained alignment with the FDA on requirements for the ongoing Phase 2 AQUAx2 clinical trial for Grade 2/3 RIX to be considered a pivotal trial in support of a potential BLA filing based on the use of material manufactured using MeiraGTx’s proprietary production process and in-house manufacturing.

•

Data from the Company’s Phase 1 AQUAx clinical trial were presented in an oral session at the American Academy of Oral Medicine (AAOM) 2024 annual meeting in April 2024, demonstrating that treatment with AAV2-hAQP1 resulted in significant improvements across three different patient-reported outcomes and in saliva production, with no treatment-related serious adverse events or dose-limiting toxicities reported. These data underpinned this successful RMAT designation.

•	The Phase 2 AQUAx2 (NCT05926765) randomized, double-blind, placebo-controlled study continues to enroll and dose participants at multiple sites in the U.S., Canada and the U.K.
•

The RMAT designation will allow the Company to benefit from increased interactions with the FDA to further accelerate the development pathway and potential BLA filing based on data from the ongoing pivotal study in 2026.

AAV-AIPL1 Specials License in the UK:

•

In February 2025, the Company announced that data demonstrating the efficacy of rAAV8.hRKp.AIPL1 for the treatment of LCA4 were published in The Lancet in a paper titled, “Gene therapy in children with AIPL1-associated severe retinal dystrophy: an open-label, first-in-human interventional study”.

•

As disclosed in the paper, 4 out of 4 young children with the AIPL1-associated retinal dystrophy, LCA4, benefited substantially from unilateral subretinal administration of rAAV8.hRKp.AIPL1 with improved visual acuity, functional vision, and protection against progressive retinal degeneration.

•

Following the strong safety and substantial efficacy demonstrated in this first cohort of 4 children treated unilaterally, a further 7 children were treated bilaterally, and all showed substantial benefit from treatment with rAAV8.hRKp.AIPL1.

•	Meaningful responses were observed in 11 out of 11 LCA4 children treated to date with rAAV8.hRKp.AIPL1.
•

Following recent meetings with the MHRA, the Company intends to submit a Marketing Authorization Application (MAA) under exceptional circumstances for rAAV8.hRKp.AIPL1 based on the results from the 11 treated children with no further clinical data required.

•	The Company has aligned on an expedited CMC package to support approval.
•	The Company is also currently engaging with the FDA to discuss a parallel path forward for expedited approval in the U.S., as well as other global regulatory agencies.
•	The Offices of Orphan Products Development and Pediatric Therapeutics of the FDA has granted RPDD to AAV8-RK-AIPL1 for the treatment of LCA4 retinal dystrophy.
•

In addition, three other MeiraGTx IRD programs gained RPDD: AAV8-RK-BBS10 for the treatment of Bardet-Biedl syndrome (BBS) due to BBS10 mutations; AAV5-RDH12 for the treatment of RDH12 associated retinal dystrophy; and AAV8-RK-RetGC for the treatment of Leber congenital amaurosis due to GUCY2D mutations.

An RPDD may be granted by the FDA to drugs and biologics intended to treat certain orphan diseases affecting fewer than 200,000 patients in the U.S., the serious or life-threatening manifestations of which primarily affect individuals aged 18 years or younger. Under the FDA’s Rare Pediatric Disease Priority Review Voucher (PRV) program, a sponsor that receives approval for a biologics license application for a rare pediatric disease may be eligible to receive a voucher for a priority review of a subsequent marketing application for a different product.

PRVs may be used by the sponsor or sold to another sponsor for their use and have recently been sold for between $100 million to $158 million.

Botaretigene Sparoparvovec for the Treatment of XLRP:

•

Data from the Phase 3 LUMEOS trial of botaretigene sparoparvovec (bota-vec) for the treatment of X-linked retinitis pigmentosa in collaboration with Johnson & Johnson Innovative Medicine is expected in 2025. The Company is eligible to receive up to $285 million upon the first commercial sales of bota-vec in the U.S. and EU and manufacturing tech transfer.

•

MeiraGTx also entered into a commercial supply agreement with Johnson & Johnson Innovative Medicine for bota-vec manufacturing, which the Company anticipates will generate additional revenue during the product launch.

Riboswitch Gene Regulation Technology Platform for in vivo Delivery:

•

MeiraGTx continues to progress its riboswitch technology platform in multiple potential indications, with an initial focus on obesity and metabolic disease and CAR-T for oncology and autoimmune disease.

•

The Company continues to generate compelling preclinical data with metabolic peptides and hormones, including incretins, myokines and leptin, which suggests greater efficacy on weight loss as well as a positive impact on fat to muscle ratio with certain novel combinations of peptides.

•	Preclinical data mentioned above as well as new data on chronic pain therapies is informing the decision for our first INDs using our riboswitch small molecule platform.
•	The Company is in dialogue with regulatory agencies and intends to initiate first-in-human studies using the riboswitch platform in 2025.

Manufacturing:

United Kingdom (MeiraGTx UK II Ltd.)

MeiraGTx’s UK manufacturing facility holds two authorizations issued by the MHRA:

•	MIA(IMP) Licence (MIA(IMP) 45522) – Authorizing manufacturing, fill-finish, and QC testing of Investigational Medicinal Products (IMPs).
•	Specials Licence (MS 45522) – Authorizing manufacturing, fill-finish, and QC testing of ‘Special’ medicinal products.

The UK facility was inspected in May 2024, and the licences were successfully renewed. The outcome of this inspection confirmed that the site was found to be in compliance with GMP requirements for Investigational Medicinal Products (IMPs) and was operating at the required compliance level to support an application for a commercial MIA licence. MeiraGTx plans to submit this application in the second quarter of 2025.

Ireland (MeiraGTx Ireland DAC)

MeiraGTx’s Shannon facility holds two authorizations issued by Ireland’s Health Products Regulatory Authority (HPRA):

•	MIA Licence (M1316) – Authorizing QC testing of commercial products (awarded June 2023).
•	MIA(IMP) Licence (IMP13221) – Authorizing QC testing of Investigational Medicinal Products (IMPs) (awarded September 2023/QC and 2025/MFG).

The QC laboratory is actively undertaking release and stability testing on PPQ batches.

The latest HPRA inspection in February 2025 was highly successful—both QC licences were renewed, and viral vector manufacturing was added to the MIA(IMP) licence. This means the Shannon site can manufacture material for use in clinical trials, a first-of-its-kind licence for a gene therapy facility in Ireland.

Strategic Investment from Sanofi:

•	On August 12, 2024, Sanofi purchased $30 million of ordinary shares of the Company.
•

Sanofi holds a right of first negotiation (ROFN) for the use of MeiraGTx’s riboswitch gene regulation technology for certain Central Nervous System (CNS) and Immunology and Inflammation (I&I) targets, including IL-4 and IL-13, as well as for GLP-1 and other gut peptides for obesity, and for MeiraGTx’s Phase 2 xerostomia program.

As of December 31, 2024, MeiraGTx had cash and cash equivalents of approximately $103.7 million, as well as $0.7 million in receivables due from Johnson & Johnson Innovative Medicine and $6.8 million in tax incentive receivables. The Company believes that with such funds, together with the proceeds from the anticipated closing of the strategic collaboration with Hologen, it will have sufficient capital to fund operating expenses and capital expenditure requirements into 2027 and to repay its debt obligation of $75.0 million to Perceptive Advisors (due in August 2026). This estimate does not include the $285.0 million in milestones the Company is eligible to receive under the asset purchase agreement upon first commercial sale of bota-vec in the United States and in at least one of the United Kingdom, France, Germany, Spain and Italy, for completion of the transfer of certain manufacturing technology to Janssen and upon regulatory approval of a Janssen-selected manufacturing facility in each of the United States and European Union for commercial manufacture of bota-vec.

For more information related to our clinical trials, please visit www.clinicaltrials.gov

Financial Results

Cash, cash equivalents and restricted cash were $105.7 million as of December 31, 2024, compared to $130.6 million as of December 31, 2023.

Service revenue was $33.3 million for the year ended December 31, 2024 due to the progress of process performance qualification services under the asset purchase agreement with Johnson & Johnson Innovative Medicine. There was no service revenue for the year ended December 31, 2023.

There was no license revenue for the year ended December 31, 2024, compared to $14.0 million for the year ended December 31, 2023. The decrease is due to the termination of the collaboration agreement concurrent with the execution of the asset purchase agreement with Johnson & Johnson Innovative Medicine.

Cost of service revenue was $23.8 million for the year ended December 31, 2024, due to progress of process performance qualification services under the asset purchase agreement with Johnson & Johnson Innovative Medicine. There was no cost of service revenue for the year ended December 31, 2023.

General and administrative expenses were $54.2 million for the year ended December 31, 2024, compared to $47.3 million for the year ended December 31, 2023. The increase of $6.9 million was primarily due to an increase in professional fees and various other general and administrative costs, none of which were individually significant.

Research and development expenses were $119.5 million for the year ended December 31, 2024, compared to $103.8 million for the year ended December 31, 2023. The increase of $15.7 million was primarily due to an increase in manufacturing costs, preclinical expenses and a reduction in reimbursements from Johnson & Johnson Innovative Medicine as the reimbursement for the year ended December 31, 2023 was in connection with research funding provided under the collaboration agreement, which was terminated on December 20, 2023. These increases were partially offset by a decrease in clinical trial expenses primarily related to bota-vec as Johnson & Johnson Innovative Medicine is now primarily funding the research and development related to this program as a result of the asset purchase agreement as well as a decrease in other research and development expenses.

Foreign currency loss was $2.9 million for the year ended December 31, 2024, compared to a gain of $9.3 million for the year ended December 31, 2023. The change of $12.2 million was primarily due to the restructuring and payment of certain intercompany receivables and payables during the year ended December 31, 2023. Foreign currency gains and losses subsequent to the restructuring are recorded as a part of accumulated other comprehensive income.

Interest income was $4.1 million for the year ended December 31, 2024, compared to $2.3 million for the year ended December 31, 2023. The increase was due to higher interest rates and cash balances during 2024.

Interest expense was $13.3 million for each of the years ended December 31, 2024 and 2023.

Gain on sale of nonfinancial assets was $28.4 million for the year ended December 31, 2024 compared to $54.2 million for the year ended December 31, 2023. This decrease was a result of a lower value of transaction consideration recognized in connection with the asset purchase agreement during the year ended December 31, 2024 compared to the year ended December 31, 2023.

Net loss attributable to ordinary shareholders for the year ended December 31, 2024, was $147.8 million, or $2.12 basic and diluted net loss per ordinary share, compared to a net loss attributable to ordinary shareholders of $84.0 million, or $1.49 basic and diluted net loss per ordinary share for the year ended December 31, 2023.

About MeiraGTx

MeiraGTx (Nasdaq: MGTX) is a vertically integrated, clinical-stage genetic medicines company with a broad pipeline with four late-stage clinical programs. Each of these programs use local delivery of small doses resulting in disease modifying effects in both inherited and more common diseases, in the eye, Parkinson’s disease and radiation-induced xerostomia. MeiraGTx uses its innovative technology in optimization of capsids, promoters and novel translational control elements to develop best in class, potent, safe viral vectors. MeiraGTx’s broad pipeline is supported by end-to-end in-house manufacturing. MeiraGTx has built the most comprehensive manufacturing capabilities in the industry, with 5 facilities globally, including two that are licensed for GMP viral vector production and a GMP QC facility with clinical and commercial licensure. In addition, MeiraGTx has developed a proprietary manufacturing platform process over 9 years based on more than 20 different viral vectors with leading yield and quality aspects and commercial readiness. Uniquely, MeiraGTx has developed a novel technology for in vivo delivery of any biologic therapeutic using oral small molecules. This transformative riboswitch gene regulation technology allows precise, dose-responsive control of gene expression by oral small molecules. MeiraGTx is focusing the riboswitch platform on the regulated in vivo delivery of metabolic peptides, including GLP-1, GIP, Glucagon, Amylin, PYY and Leptin, as well as cell therapy, CAR-T for liquid and solid tumors and autoimmune diseases, and additionally PNS targets addressing long term intractable pain. MeiraGTx has developed the technology to apply genetic medicine to common diseases, increasing efficacy, addressing novel targets, and expanding access in some of the largest disease areas where the unmet need remains high.

For more information, please visit www.meiragtx.com

About Hologen

Hologen Limited is a world-leading developer of generative AI capabilities for clinical medicine and pharmaceutical drug development. Hologen builds the largest, most expressive, accurate, and equitable generative AI models in healthcare, using large real-world clinical and research data sets from multiple modalities. Hologen’s Large Medical Models learn the rich biological diversity of healthy and pathological variation in unprecedented breadth and detail. By capturing complex biological heterogeneity with high fidelity, as revealed by clinical data, Hologen's technology overcomes the insensitivity of interventional trials, enabling accurate quantification of therapeutic effects, and illuminates disease mechanisms opaque to conventional models, revealing new therapeutic and commercial opportunities. In Phase 2 and Phase 3 trials, the technology is used to increase trial success probabilities substantially and to gain much greater control over trial design and approvability. The company emerged as a spin-out from University College London and Kings College London. It is privately held.

For more information, please visit www.hologen.ai

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our product candidate development and anticipated milestones regarding our pre-clinical and clinical data, reporting of such data and the timing of results of data and regulatory matters, statements regarding the collaboration with Hologen, including the anticipated timing for its closing and funding thereunder, the success of the activities to be performed under the collaboration, the efficacy of Hologen’s AI technology, the development of our AAV-GAD and other CNS product candidates and the development of our manufacturing technology, as well as statements that include the words “expect,” “will,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “could,” “should,” “would,” “continue,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our incurrence of significant losses; any inability to achieve or maintain profitability, raise additional capital, repay our debt obligations, identify additional and develop existing product candidates, successfully execute strategic transactions or priorities, bring product candidates to market, expansion of our manufacturing facilities and processes, successfully enroll patients in and complete clinical trials, accurately predict growth assumptions, recognize benefits of any orphan drug or rare pediatric disease designations, retain key personnel or attract qualified employees, or incur expected levels of operating expenses; the impact of pandemics, epidemics or outbreaks of infectious diseases on the status, enrollment, timing and results of our clinical trials and on our business, results of operations and financial condition; failure of early data to predict eventual outcomes; failure to obtain FDA or other regulatory approval for product candidates within expected time frames or at all; the novel nature and impact of negative public opinion of gene therapy; failure to comply with ongoing regulatory obligations; contamination or shortage of raw materials or other manufacturing issues; changes in healthcare laws; risks associated with our international operations; significant competition in the pharmaceutical and biotechnology industries; dependence on third parties; risks related to intellectual property; changes in tax policy or treatment; our ability to utilize our loss and tax credit carryforwards; litigation risks;

and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

Investors:

MeiraGTx

Investors@meiragtx.com

or

Media:

Jason Braco, Ph.D.

LifeSci Communications

jbraco@lifescicomms.com

MEIRAGTX HOLDINGS PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	For the Years Ended December 31,
	2024	2023
Revenues:
Service revenue - related party	$33,279	$—
License revenue - related party	—	14,017
Total revenue	33,279	14,017
Operating expenses:
Cost of service revenue - related party	23,791	—
General and administrative	54,216	47,293
Research and development	119,484	103,785
Total operating expenses	197,491	151,078
Loss from operations	(164,212)	(137,061)
Other non-operating income (expense):
Foreign currency (loss) gain	(2,886)	9,300
Interest income	4,145	2,272
Interest expense	(13,272)	(13,245)
Gain on sale of nonfinancial assets	28,434	54,208
Fair value adjustment	—	499
Net loss	(147,791)	(84,027)
Other comprehensive loss:
Foreign currency translation loss	(2,284)	(7,482)
Comprehensive loss	$(150,075)	$(91,509)

Net loss	$(147,791)	$(84,027)
Basic and diluted net loss per ordinary share	$(2.12)	$(1.49)
Weighted-average number of ordinary shares outstanding	69,822,353	56,486,525

MEIRAGTX HOLDINGS PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$103,659	$129,566
Accounts receivable - related party	707	10,138
Contract assets - related party	950	—
Inventory	385	—
Prepaid expenses	6,828	5,625
Tax incentive receivable	8,971	13,277
Other current assets	2,018	1,016
Total Current Assets	123,518	159,622
Property, plant and equipment, net	102,878	115,896
Intangible assets, net	821	1,118
Restricted cash	2,009	1,083
Other assets	1,002	1,917
Equity method and other investments	6,749	6,766
Right-of-use assets - operating leases, net	10,576	15,910
Right-of-use assets - finance leases, net	22,198	24,432
TOTAL ASSETS	$269,751	$326,744

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,586	$16,042
Accrued expenses	27,414	42,639
Lease obligations, current	4,053	4,193
Deferred revenue - related party, current	4,827	2,926
Other current liabilities	903	1,278
Total Current Liabilities	60,783	67,078
Deferred revenue - related party	57,576	34,017
Lease obligations	7,523	12,952
Asset retirement obligations	2,821	2,401
Note payable, net	73,221	72,119
TOTAL LIABILITIES	201,924	188,567
COMMITMENTS AND CONTINGENCIES (Note 14)
SHAREHOLDERS' EQUITY:
Ordinary Shares, $0.00003881 par value, 1,288,327,750 authorized, 78,397,380 and 63,601,015 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	3	2
Capital in excess of par value	773,565	693,841
Accumulated other comprehensive loss	(3,719)	(1,435)
Accumulated deficit	(702,022)	(554,231)
Total Shareholders' Equity	67,827	138,177
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$269,751	$326,744